Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION

AT REALTY FINANCE CORPORATION:

Daniel Farr

Chief Financial Officer

(860) 275-6234

dfarr@realtyfinancecorp.com

March 12, 2009

REALTY FINANCE CORPORATION ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2008 RESULTS

Financial Results and Other Significant Events:

•	Fourth quarter net loss of ($119.2) million, or ($3.88) per diluted common share;
•

Fourth quarter AFFO totaled ($48.0) million, or ($1.56) per diluted common share after recording a $23.8 million provision for loan losses on the Company’s $1.3 billion loan portfolio and $24.3 million of impairments on the Company’s joint venture investments;

•

GAAP book value per diluted common share of $7.16 which includes approximately $3.00 per diluted common share of unrealized gain related to the mark-to-market impact of certain assets and liabilities due to the application of SFAS 159;

•	Maintained $22.5 million of unrestricted cash with no short-term debt obligations;
•	Anticipate ceasing to be an SEC reporting company effective on or about March 16, 2009 resulting in a significant reduction of general and administrative expenses;
•	Non-compliance with certain overcollateralization coverage tests (the “OC Tests”) in the Company’s $600 million collateralized debt obligation (“CDO”).

HARTFORD, Conn., March 12 – Realty Finance Corporation (OTCBB: RTYFZ) today reported results for the fourth quarter and full year ended December 31, 2008.

Realty Finance Corporation (the “Company”) reported a fourth quarter net loss of ($119.2) million, or ($3.88) per diluted common share, including a $67.2 million unrealized loss related to the mark-to-market impact of certain assets and liabilities due to the application of SFAS 159.

Net loss for the full year was ($157.0) million, or ($5.14) per diluted common share, including a $22.8 million unrealized gain related to the mark-to-market impact of certain assets and liabilities due to the application of SFAS 159.

Adjusted funds from operations (“AFFO”) for the fourth quarter of 2008, which exclude the results of discontinued operations and any impact from the application of SFAS 159, was ($48.0) million, or ($1.56) per diluted common share, after recording a $23.8 million provision for loan losses. The provision for loan losses is made up of $5.7 million for three whole loans and $18.1 million for two mezzanine loans.

AFFO for the full year 2008, which exclude the results of discontinued operations and any impact from the application of SFAS 159, was ($171.7) million, or ($5.62) per diluted common share.

Kenneth J. Witkin, president and chief executive officer, commented, “Our fourth quarter and full year 2008 results were clearly impacted by the significant challenges we are facing in the credit and real estate markets. While we did incur substantial losses, we believe that we have sufficient cash on hand to operate through 2009. The Board of Directors and management are committed to making decisions that are in the best interest of the Company and our stockholders.”

Becoming a Non-Reporting Company

On December 8, 2008, the New York Stock Exchange (the “NYSE”) filed a Form 25 with the Securities and Exchange Commission (the “SEC”) to de-register our common stock under Section 12(b) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, which became effective on March 9, 2009. Given that the Company has fewer than 300 holders of record of its common stock, the Company is voluntarily choosing to become a non-reporting company, which will suspend its obligation to file periodic reports with the SEC pursuant to the Exchange Act. The Board of Directors has elected to file a Form 15 with the SEC on or about March 16, 2009 to effectuate this change. Eliminating the requirement to make further SEC filings will permit the Company to reduce expenses associated with compliance efforts as well as listing fees, professional fees, insurance and other administrative costs. Currently, the Company does not believe the benefits of being a periodic reporting company and continuing to make SEC filings justify these significant costs. Upon the filing of the Form 15, the Company will no longer be obligated to file periodic reports with the SEC, including Forms 10-K, 10-Q and 8-K. As a result, the Company anticipates that its shares of common stock will be traded solely on the Pink Sheets. However, the Company can make no assurances that any broker will make a market in its common stock. The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its web site, http://www.pinksheets.com. The Company intends to continue to release quarterly earnings reports and audited financial statements on an annual basis by posting information on its website as well as on the OTC Disclosure and News Service.

CDO Compliance

On February 25, 2009, the Company failed certain overcollateralization coverage tests (the “OC tests”) for RFC CDO 2006-1, Ltd. (“CDO I”). As a result, interest payments due on the subordinated notes and equity investments owned by the Company and/or its affiliates in CDO I were allocated to the senior noteholders (i.e. Class A-1). The Company will not receive any cash flow distributions on the subordinated notes and equity investments owned by the Company and/or its affiliates, including the subordinated collateral management fee, until such time, if ever, the OC tests are complied with. The failure of the OC tests was due to impairments of certain of the Company’s loans as a result of borrower defaults and rating agency downgrades on certain of the Company’s commercial mortgage-backed securities (“CMBS”) held by CDO I. Even if the OC tests are eventually complied with, the Company’s ability to obtain regular cash flows from the assets securing CDO I is dependent upon continuing to meet interest coverage and overcollateralization coverage tests within CDO I.

Currently, the Company is in compliance with both the interest coverage and overcollateralization coverage tests for RFC
CDO 2007-1, Ltd. (“CDO II”). There is limited cushion on the OC test for CDO II and failure of the OC test for CDO II could occur due to the impairment of certain loans as a result of borrower defaults as well as rating agency downgrades on certain of the Company’s CMBS held by CDO II. If there is a failure of the OC test for CDO II, future interest payments on the subordinated notes and equity investments owned by the Company and/or its affiliates in CDO II would be allocated to senior noteholders (i.e. Class A-1).

The Company is the collateral manager of both CDO I and CDO II. In addition, MBIA Insurance Corporation (“MBIA”) is the controlling class of the CDO II bondholders. Due to an amendment of the collateral management agreement that was entered into to obtain required approval from CDO II bondholders to transfer the collateral manager as part of the Company’s internalization, it was agreed that a failure of the OC test in either of the Company’s CDOs would permit MBIA to terminate the existing collateral management agreement and to remove the Company as the collateral manager of CDO II. In connection with the failure of the OC test for CDO I, the Company has not been notified by MBIA of their intentions with respect to such termination right.

Liquidity and Funding

At December 31, 2008, the Company had $23.1 million of cash and cash equivalents available and $67.3 million of restricted cash. The restricted cash is comprised primarily of $32.2 million of escrow reserve requirements related to tenant improvements and leasing reserves on a number of the Company’s first mortgage loans and $23.4 million of cash available within its CDOs for reinvestment. Due to the failure of the OC test in CDO I subsequent to December 31, 2008, $21.3 million of cash available for reinvestment in CDO I was used to pay down the notes of the senior bondholders. In addition, within CDO II, the Company had available $26.8 million of its $75 million revolving facility specifically designated to fund future financing commitments on its existing loan portfolio. This undrawn capacity covers substantially all of the Company’s future commitments on its loan portfolio.

Loan and CMBS prepayments, sales, and amortization payments totaled $14.3 million during the fourth quarter of 2008. In addition, one whole loan, one mezzanine loan and one B note were extended during the fourth quarter of 2008.

The Company’s loan and CMBS investments are either unlevered or are match-funded and term financed through its issuance of $1.36 billion of long-term CDO bonds. The weighted average financing costs of these facilities is approximately 44.4 basis points over the applicable LIBOR benchmarks with reinvestment periods remaining of 2.2 years in its first CDO and 3.3 years in its second CDO.

Operating Results

Loan and CMBS investments generated investment income of $24.4 million and net investment income of $5.1 million for the fourth quarter compared to $24.0 million and $5.2 million in the third quarter of 2008 respectively. Net investment income represents investment income from the Company’s loan and CMBS investments, less interest expense on the Company’s borrowings related to these investments. Interest expense on borrowings related to the Company’s loan and CMBS investments was $19.3 million for the fourth quarter 2008 compared to $18.8 million in the previous quarter and reflects interest expense on $1.36 billion of investment grade notes issued by the Company’s two CDOs and $50.0 million of trust preferred securities.

At December 31, 2008, the Company’s debt-to-book equity ratio was 6.6x compared to 4.1x at September 30, 2008.

Investment Portfolio

As of December 31, 2008, the Company’s investment portfolio of approximately $1.2 billion in assets consisted of the following:

Investment	Carrying Value (000s)	Number of Investments	Percent of Total Investments	Weighted Average
				Coupon	Yield
Whole loans	$843,934	38	61.3%	5.28%	5.09%
B Notes	218,427	11	15.9%	5.42%	5.76%
Mezzanine loans	247,437	12	18.0%	6.36%	6.38%
CMBS	54,620	67	4.0%	4.76%	7.20%
Joint venture investments	11,231	7	0.8%	N/A	N/A

Total investments before loan loss reserve	1,375,649	135	100.0%
Loan loss reserve	(141,065)

Total investments, net	$1,234,584

Note: CMBS shown net of ($262,457) of unrealized fair value marks.

The investment portfolio decreased by $174.8 million since September 30, 2008. The reduction is primarily comprised of $23.8 million of loan loss reserves recognized during the quarter, $27.5 million of joint venture impairments recognized during the quarter, including an impairment of $3.2 million on a joint venture classified as discontinued operations, a payoff of a $13.9 million mezzanine loan and $99.9 million in unrealized fair value marks on the CMBS portfolio.

Loan Portfolio

The Company’s loan portfolio (whole loans, B Notes, mezzanine loans) is comprised solely of commercial real estate with no sub-prime exposure.

At December 31, 2008, the Company’s loan portfolio totaled $1.31 billion and consisted of 47.2 percent floating rate and 52.8 percent fixed rate loans, with a weighted average maturity of 2.2 years. The loan portfolio has an industry standard weighted average loan-to-value ratio of 71.1 percent compared to 70.8 percent in the previous quarter and is comprised of 70.9 percent first mortgages and 29.1 percent structured debt. The industry standard weighted average loan-to-value ratio of 71.1 percent is typically based on the most recent stabilized value appraisal, and in most cases is the appraisal received at closing. The Company performs an internal valuation on each loan and the weighted average loan-to-value ratio based on this internal analysis is 96.3%. The Company’s loan portfolio has one loan scheduled to mature without an extension option totaling $20.3 million in 2009.

At December 31, 2008, the Company had six loans totaling $128.4 million with a carrying value of $6.2 million that are non-performing. The non-performing assets represent 9.2 percent of total assets. Details of the non-performing loans are as follows:

A $42.8 million B-Note had a maturity default on December 1, 2007 and is secured by a class A parcel of land in New York City that is intended to be developed into a mixed use retail and residential site. The B-Note was originally due on October 1, 2007 and was extended for 60 days with the sponsor funding an additional $150.0 million of cash equity. Interest on the loan has been paid through December 31, 2007 at the contractual rate. As of September 30, 2008, the Company initiated foreclosure proceedings on the collateral of the loan. Given the current financial markets and the inability to refinance the loan in the near term, the Company previously recorded a loan loss reserve to cover its entire position.

A $40.0 million mezzanine loan had a maturity default on February 9, 2008 and is collateralized by four class A office properties located in New York City. The sponsor of this investment is also the sponsor of the $42.8 million B-Note investment discussed above. Based on the negotiated sales prices of three of the four class A office properties, no proceeds will remain after satisfaction of senior debt obligations. The Company previously recorded a loan loss reserve to cover its entire position.

A $25.0 million mezzanine loan secured by an interest in an apartment complex in New York City. The borrower did not pay October’s debt service and has requested significant modifications of the outstanding loans against the property. Based on the current financial markets and the uncertainty regarding a restructuring, the Company previously recorded a loan loss reserve to cover its entire position.

An $11.0 million whole loan secured by a mixed use office and industrial facility located in Phoenix, Arizona. The facility has been 100% vacant for more than two years and interest reserves were fully depleted in April 2008. In November 2008, the borrower notified the Company that they will no longer be making interest payments and the Company expects to assume possession of the collateral from the borrower. Management obtained an independent, third party appraisal of the collateral value of this property which indicated that the fair value of the collateral, net of expected selling costs, was less than the historical carrying value and, as a result, the Company recorded a loan loss reserve against the balance of this loan to reduce the net carrying value to the estimated net realizable value of $6.2 million.

A $7.5 million bridge loan secured by development rights to build an office building in the Washington, DC area. The borrower is in the process of completing predevelopment activities and obtaining necessary regulatory approvals to start construction. As of September 30, 2008, the loan has been extended until April 2009, with interest deferred. Given the uncertainty in the current financial markets regarding the ability to obtain construction financing, the Company previously recorded a loan loss reserve to cover its entire position.

A $2.1 million bridge loan secured by development rights to build a mixed use office, retail and hotel facility in the Miami, Florida area. The borrower is in the process of obtaining construction financing for the development and completing other predevelopment activities. The loan matured on November 2008 and the borrower has communicated that they are unable to repay the loan. Given the uncertainty in the current financial markets regarding the ability to obtain construction financing, the Company previously recorded a loan loss reserve to cover its entire position.

At December 31, 2008, the Company had three loans totaling $75.5 million with a carrying value of $57.5 million that are on its watch list. During the fourth quarter 2008, the Company added one loan totaling $47.0 million with a carrying value of $47.0 million to its watch list. The watch list assets represent 5.4 percent of total assets. Details of the loan added to the watch list during the fourth quarter are as follows:

A $47.0 million whole loan secured by an office building located in San Francisco, California. The building has a below market occupancy rate and does not fully cover debt service obligations, requiring the borrower to contribute significant capital. The loan was current as of December 31, 2008 and January and February 2009 interest payments were received. The loan matured on March 9, 2009 without payment and therefore is in default. If the Company forecloses on the property, given current market conditions where it is difficult to sell and finance commercial real estate properties at reasonable levels, the Company may not be able to fully recover the loan balance. Based on the Company’s internal valuation of the collateral, at this time the range of potential losses is between $0 and $11.0 million.

At December 31, 2008, the Company’s total loan loss reserves were $141.1 million, or 10.8 percent of total loan investments, relating to the Company’s non-performing and watch list loans totaling $203.9 million.

CMBS Portfolio

At December 31, 2008, the Company’s CMBS portfolio consisted of 67 CMBS investments with a face value of $317.1 million and a carrying value of $54.6 million. The average vintage of the underlying collateral is 47.5 months with 55.4 percent of the portfolio rated investment grade. The underlying loan delinquency of the portfolio is 1.10 percent compared to the market average of 1.26 percent. The entire

CMBS portfolio is term financed within the Company’s two CDOs. As of December 31, 2008, 66 of the 67 CMBS investments were current with interest payments. For more details on the Company’s CMBS portfolio, please refer to the tables on page 12 of this release.

Joint Venture Investment Portfolio

At December 31, 2008, the Company had $74.1 million invested in seven joint venture equity investments with a carrying value of $11.2 million. The Company continues to explore opportunities to exit these investments.

As announced in the third quarter 2008 earnings release, the Company had entered into a contract to sell one of its joint venture interests in the fourth quarter of 2008. This transaction did not close in the fourth quarter; however, the Company continues to explore ways to monetize this asset.

Dividends

As previously announced, the fourth quarter cash dividend was suspended. The Board of Directors will continually reevaluate operating results, REIT qualification requirements, available tax losses, economic conditions, capital requirements, liquidity, retention of capital and other operating trends when determining future dividends. The Company declared and paid total dividends of $0.30 per share in 2008. The Company has satisfied its REIT distribution requirements for 2008.

About Realty Finance Corporation

Realty Finance Corporation is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. Realty Finance Corporation has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. For more information on the Company, please visit the Company’s website at http://www.realtyfinancecorp.com.

Non-GAAP Financial Measures

The Company has used non-GAAP financial measures as defined by SEC Regulation G, such as FFO, and AFFO in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 11 of this release.

Funds from Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) are non-GAAP financial measures, which are widely recognized measures of REIT performance. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate depreciation and amortization and after adjustments for unconsolidated/uncombined partnerships and joint ventures. The Company presents FFO and AFFO because it considers them important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company also uses FFO and AFFO as one of several criteria to determine performance-based equity bonuses for members of the Company’s senior management team. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs, providing perspective not immediately apparent from net income. The Company considers gains and losses on the sale of debt investments to be a normal part of its recurring operations and therefore does not exclude such gains and losses while arriving at FFO.

AFFO is a computation often made by REIT industry analysts and investors to measure a real estate company’s cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of its liquidity position because, along with cash generated from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company’s use of AFFO may assist investors in comparing its liquidity position with that of other REITs. Further, it is the financial measure upon which incentive compensation payable under the Company’s management agreement is payable.

The Company calculates AFFO by subtracting from or adding to FFO:

•

normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain the Company’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under SFAS 141;

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation;

•	unrealized gains or losses on derivative transactions and financial instruments including the impact from the adoption of, and continuing application of, SFAS 159; and

•	results from discontinued operations.

The Company’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs.

Neither FFO nor AFFO represent cash generated from operating activities or net income in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as a measure of liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to make cash distributions. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company’s forward-looking statements include the Company’s future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, the effect of trading on the OTCBB and Pink Sheets, the Company’s ability to begin making investments in the future, availability, terms and deployment of short-term and long-term capital, availability of qualified personnel, changes in the industry, interest rates, the debt securities, credit and capital markets, the general economy or the commercial finance and real estate markets specifically, performance and financial condition of borrowers and corporate customers, increased prepayments of the mortgage and other loans underlying the Company’s investments, the status of the class action lawsuit, the potential derivative shareholder claim and any future litigation that may arise, the ultimate resolution of the Company’s six non-performing loans totaling $128.4 million and the Company’s three Watch List loans totaling $75.5 million, the monetization of the Company’s joint venture investments, the ability to come back into compliance with the overcollateralization tests in CDO I, the ability to maintain compliance with covenants in CDO II, whether the Company remains as the collateral manager of CDO II, available liquidity, and other factors, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company’s filings with the SEC.

Realty Finance Corporation

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share and share data)

	For the Three Months Ended December 31, 2008	For the Three Months Ended December 31, 2007	For the Twelve Months Ended December 31, 2008	For the Twelve Months Ended December 31, 2007
Revenues:
Investment income	$24,445	$35,900	$100,522	$129,416
Property operating income	1,154	1,019	4,439	4,005
Other income	153	1,009	976	4,609

Total revenues	25,752	37,928	105,937	138,030

Expenses:
Interest expense	20,107	25,114	82,036	92,157
Management fees	831	1,694	5,059	7,695
Property operating expenses	935	616	3,270	2,662
Other general and administrative (including ($91), $596, $770 and $1,292, respectively of stock-based compensation)	3,116	2,748	16,478	9,351
Depreciation and amortization	378	273	1,121	1,398
Loss on impairment of asset	—	—	5,966	7,764
Provision for loan losses	23,752	19,650	126,504	19,650

Total expenses	49,119	50,095	240,434	140,677

Loss on sale of investment	—	—	(2,021)	(500)
Gains (losses) on financial instruments	(67,857)	(98)	20,834	(1,668)

Loss from continuing operations before equity in net loss of unconsolidated joint ventures, minority interest, and discontinued operations	(91,224)	(12,265)	(115,684)	(4,815)
Equity in net loss of unconsolidated joint ventures	(25,017)	(1,270)	(39,863)	(5,721)

Loss from continuing operations before minority interest and discontinued operations	(116,241)	(13,535)	(155,547)	(10,536)
Minority interest	(181)	(21)	(689)	(132)

Loss from continuing operations	(116,060)	(13,514)	(154,858)	(10,404)
Discontinued Operations:
Operating results from discontinued operations	97	(4,310)	(2,896)	(5,633)
Loss on impairment of asset held for sale	(3,232)	—	(6,057)	(54,729)
Gain on sale of investment	—	—	6,780	—

Loss from discontinued operations	(3,135)	(4,310)	(2,173)	(60,362)

Net loss	$(119,195)	$(17,824)	$(157,031)	$(70,766)

Weighted-average shares of common stock outstanding:
Basic weighted-average common shares outstanding	30,663,993	30,389,162	30,552,522	30,286,957

Diluted weighted-average common shares and common share equivalents outstanding	30,663,993	30,389,162	30,552,522	30,286,957

Basic and diluted earnings per share:
Loss from continuing operations	$(3.78)	$(0.45)	$(5.07)	$(0.34)
Loss from discontinued operations	(0.10)	(0.14)	(0.07)	(1.99)

Net Loss	$(3.88)	$(0.59)	$(5.14)	$(2.33)

Dividends per common share	$—	$0.21	$0.30	$0.80

Realty Finance Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share and share data)

	December 31, 2008 (Unaudited)	December 31, 2007 (Audited)
Assets:
Cash & cash equivalents	$23,133	$25,954
Restricted cash	67,252	137,004
Loans and other lending investments, net ($6,402 and $75,129 at fair value, respectively)	1,168,733	1,362,054
Commercial mortgage backed securities, at fair value	54,620	236,134
Real estate, net	33,441	65,495
Investment in unconsolidated joint ventures	11,352	53,145
Derivative assets, at fair value	260	125
Accrued interest	6,707	9,304
Other assets	11,509	25,658
Assets held for sale	25,936	154,426

Total assets	$1,402,943	$2,069,299

Liabilities and Stockholders’ Equity:
Liabilities:
Collateralized debt obligations ($124,292 and $0 at fair value, respectively)	$949,292	$1,339,500
Repurchase obligations	—	144,183
Mortgage notes payable	54,964	54,899
Note payable	19,199	21,736
Derivative liabilities, at fair value	109,508	40,403
Management fee payable	243	566
Dividends payable	—	6,493
Accounts payable and accrued expenses	11,714	8,439
Other liabilities	31,087	39,732
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities, ($8,375 and $0 at fair value, respectively)	8,375	50,000
Liabilities held for sale	153	149,869

Total liabilities	$1,184,535	$1,855,820

Commitments and contingencies	—	—

Minority interest	(21)	663

Stockholders’ Equity:
Preferred stock, par value $.01 per share: 50,000,0000 shares authorized; no shares issued or outstanding at December 31, 2008 and December 31, 2007	—	—
Common stock, par value $.01 per share: 100,000,000 shares authorized; 30,823,200 and 30,920,225 shares issued and outstanding at December 31, 2008 and December 31, 2007 respectively	308	309
Additional paid-in capital	423,046	422,275
Accumulated other comprehensive loss	(37,826)	(106,406)
Accumulated deficit	(167,099)	(103,362)

Total stockholders’ equity	$218,429	$212,816

Total liabilities and stockholders’ equity	$1,402,943	$2,069,299

Realty Finance Corporation

Funds From Operations and Adjusted Funds From Operations

(Unaudited, amounts in thousands, except per share and share data)

	For the Three Months Ended December 31, 2008	For the Three Months Ended December 31, 2007	For the Twelve Months Ended December 31, 2008	For the Twelve Months Ended December 31, 2007
Funds from operations:
Net loss	$(119,195)	$(17,824)	$(157,031)	$(70,766)
(Gain) loss from sale of property—discontinued operations	—	—	(6,780)	—
Real estate depreciation and amortization:
Wholly-owned	49	—	49	—
Consolidated joint ventures	217	188	745	1,233
Unconsolidated joint ventures	955	2,784	5,624	10,391
Discontinued operations	—	117	476	838

Funds from operations	$(117,974)	$(14,735)	$(156,917)	$(58,304)

Adjusted funds from operations:
Amortization of deferred stock-based compensation	(91)	596	770	1,292
Straight-line rental expense	—	—	—	—
Straight-line rental income—unconsolidated joint ventures	(75)	(1,707)	(672)	(2,146)
Unrealized (gain) loss on financial instruments	67,194	98	(22,806)	187
Unrealized loss on financial instruments unconsolidated joint ventures	—	—	126	—
Fair value lease revenue (SFAS 141)	—	—	—	(11)
Fair value lease revenue (SFAS 141)—unconsolidated joint ventures	(164)	(315)	(653)	(1,122)
Discontinued operations	3,135	4,193	8,477	59,524

	$(47,975)	$(11,870)	$(171,675)	$(580)

Weighted-average shares of common stock outstanding:
Basic	30,663,993	30,389,162	30,552,522	30,286,957

Diluted	30,663,993	30,389,162	30,552,522	30,286,957

FFO share of common stock:
Basic	$(3.85)	$(0.48)	$(5.14)	$(1.93)

Diluted	$(3.85)	$(0.48)	$(5.14)	$(1.93)

AFFO share of common stock:
Basic	$(1.56)	$(0.39)	$(5.62)	$(0.02)

Diluted	$(1.56)	$(0.39)	$(5.62)	$(0.02)

CMBS Portfolio by Credit Ratings

Security Description	Face Value (000s)	Market Value (000s)	% of Total Market Value	Cumulative %
CMBS Class A or better	$10,000	$3,038	5.6%	5.6%
CMBS Class BBB	179,354	27,228	49.8%	55.4%
CMBS Class BB	92,271	18,756	34.3%	89.8%
CMBS Class B	28,347	5,172	9.5%	99.2%
CMBS Class NR	7,105	426	0.8%	100.0%

Total securities available-for-sale	$317,077	$54,620	100.0%

CMBS Portfolio by Vintage

Security Description	Face Value (000s)	Market Value (000s)	% of Total Market Value	Cumulative %
CMBS 1998 Vintage	$12,500	$3,729	6.8%	6.8%
CMBS 2000 Vintage	11,211	2,141	3.9%	10.7%
CMBS 2001 Vintage	9,537	2,954	5.4%	16.2%
CMBS 2002 Vintage	12,542	3,067	5.6%	21.8%
CMBS 2005 Vintage	79,203	16,157	29.6%	51.4%
CMBS 2006 Vintage	158,002	23,416	42.9%	94.2%
CMBS 2007 Vintage	34,082	3,156	5.8%	100.0%

Total securities available-for-sale	$317,077	$54,620	100.0%